UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  November 4, 2008

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2008, the Board of Directors (“Board”) of Impac Mortgage Holdings, Inc. (the “Company”) appointed Todd R. Taylor as Executive Vice President and Chief Financial Officer effective immediately.

Mr. Taylor had been acting as the Company’s Interim Chief Financial Officer since February 12, 2008, as previously reported on a Form 8-K filed on February 14, 2008.  Prior to that, he served as the Chief Accounting Officer from October 2007 until February 2008.  Mr. Taylor joined the Company in October 2004 as the Senior Vice President, Controller and served in that position until he was promoted to Senior Vice President and Director of Accounting in June 2006. Mr. Taylor served as the Senior Vice President and Director of Accounting until October 2007 when he was promoted to Chief Accounting Officer. Prior to joining the Company, Mr. Taylor served as the Chief Financial Officer and Secretary for Primal Solutions, Inc. from August 2003 until October 2004. Mr. Taylor earned his Business Administration degree from California State University at Fullerton, and is a certified public accountant.

Mr. Taylor does not have any family relationships with any of the Company’s executive officers or directors nor any transactions reportable under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Taylor’s annual salary was increased to $300,000 per year.  The other terms of Mr. Taylor’s employment remain the same as set forth in his employment agreement effective October 1, 2007 and as amended February 12, 2008, which were filed as an exhibit to the Company’s Form 10-K for the year ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: November 10, 2008

By:	/s/ Ron Morrison
Name:	Ron Morrison
Title:	Executive Vice President and General Counsel